INTERSTATE COMMERCE COMMISSION
                                    DECISION
                            Finance Docket No. 30183

          NEW YORK CROSS HARBOR RAILROAD TERMINAL CORP.-- EXEMPTION FOR
                      OPERATION AND ISSUANCE OF SECURITIES

                                             No. AB-219 (Sub-No. 2)
         NEW YORK DOCK RAILWAY -- ABANDONMENT  --   KINGS COUNTY.  NY
         Decided: July 8, l983

        By application filed June 3, 1983, the New York Cross Harbor Railroad Terminal Corp. (NYCH) seeks a certificate of public convenience and necessity under 49 U.S.C. 10901 to operate a terminal railroad in the New York, NY area. NYCH also seeks (1) an exemption to issue securities; (2) a waiver of filing fees; and (3) a waiver of any public hearing. In addition, NYCH filed a petition on May 3, 1983 seeking waiver of environment and energy data required under 49 C.F.R. 1150.7. In the alternative NYCH seeks an exemption under 49 U.S.C. 10505. The Brotherhood of Locomotive Engineers (BLE) protests the application. The New York Department of Transportation (NYDOT) has filed comments on the proposal. Numerous local businesses and governmental bodies have filed letters in support of the proposal.
        NYCH seeks authority to conduct a rail and marine service in the Borough of Brooklyn, NY and between Brooklyn, NY and Greenville Yard in Jersey City, NJ. Operations are presently conducted by the New York Dock Railway (NYD). NYD has sought, however, authority to abandon all operations in Docket No. AB-219 (Sub-No. 2), New York Dock Railway Abandonment Kings County.-NY
--------------------- ----------- ----- ----------

NYD has agreed to sell assets necessary to conduct the described operations for $1.5 million. The assets include tracks, locomotives, a tug, floats, floatbridges, and shop, work and office equipment. NYD will also lease 4 carfloats to NYCH. NYCH has arranged to lease (1) Consolidated Rail Corporation's Greenville yard in Jersey City, NJ (2) New York City's Brooklyn Army Terminal, Bush Terminal and 65th Street Yard (when completed); and (3) the Atlantic Terminal owned by the Port Authority of New York and New Jersey.

         To finance the purchase of NYD assets, NYCH has reached an agreement with Northbrook Leasing (Northbrook). Under this agreement, Northbrook will advance $1.5 million to purchase the NYD assets. The property will be leased to NYCH for 5 years. At the end of this period NYCH will receive title to the assets from Northbrook for a nominal fee. NYCH has also arranged a loan of $300,000 from the National Bank of North America for working capital. Both agreements will require NYCH to issue promissory notes.

The Commission may begin an exemption proceeding on its own motion. 49 U.S.C. 10505(b). While NYCH has applied for authority to operate under 49 U.S.C. 10901, it has alternatively requested an exemption. It is appropriate to treat its application as a petition f or exemption from 49 U.S.C. 10901 under 49 U.S.C. 10505.1/ We also note that under the terms of the loan agreement, Northbrook will acquire title to various NYD assets including "track" located at various terminal facilities. Commission authorization is required if a non-carrier acquires rail line unless the acquisition involves spur, industrial, team, switching, or side tracks and the tracks are located or intended to be located entirely in one State (49 U.S.C. 10907). Because it is unclear whether Nortlibrook's track acquisition is within our jurisdiction, on our own motion we will initiate a proceeding to exempt Northbrook from 49 U.S.C. Subtitle IV, and will consider this exemption in this decision.


  1/ We will dismiss NYCH's petitions to waive: (1) environment and energy data under 49 C.F.R. 1150.7 because this regulation is not applicable In exemption proceedings; (2) oral hearing because oral hearings are generally not required in exemption proceedings; (2) oral hearing because oral hearings are generally not required in exemption proceedings and no need has been shown for one here; and (3) filing fees because exemption petitions do not require any fee. NYCH's fee will be refunded.

        Pursuant to 49 U.S.C. 10505, the Commission shall exempt a transaction when it finds that (1) continued regulation is not necessary to carry out the transportation policy of 49 U.S.C. 10101a, and (2) either (a) the transaction is of limited scope or (b) regulation is not necessary to protect shippers from the abuse of market power.
        The rail transportation policy will be fostered by the proposed exemptions. Exemption will minimize the need for Federal regulatory control over the rail transportation system, expedite regulatory decisions, and reduce regulatory barriers for entry . into and exit from the industry.
        Regulation of the proposed transaction is not necessary to protect shippers from the abuse of market power. Exemption will merely allow NYCH to substitute its services for those currently provided by NYD. Exemption will also further the interest of existing shippers by assuring continued service over lines which otherwise would be subject to abandonment. We note that numerous shippers support this proposal.2/ Since we have determined that regulation is not necessary to protect shippers from an abuse of. market power, it is not necessary to consider whether the transactions are of limited scope. However, we note that the operation is limited to small sections of Brooklyn and Jersey City 3/


2/ Monarch Wine Co., Inc.; Consolidated Edison Company of New York, Inc.; Gusseo Manufacturing, Inc.; Cumberland Parking Corporation; New York Rail Car Corporation; Gem Parking Corporation; Tri-Borough Transportation Corporation; Express Haulage Corporation; Davidson Pipe-Supply Co., Inc.; 73 businesses represented by Southwest Brooklyn Industrial Development Corp.; the Brooklyn Chamber of Commerce; and many businesses In Brooklyn by the Borough of Brooklyn.

3/ NYDOT has filed comments addressing NYCH's ability to perform the described services and assume certain NYD contractual obligations. NYDOT has not demonstrated that exemption should be denied. In light of NYD's announced intention to abandon this line and the absence of any other sustitute rail carriers, we continue to conclude that exemption should be granted.

        The exemption here will enable NYCH to substitute its services for NYD. Accordingly, NYD's abandonment application is no longer appropriate and will be dismissed.
         BLE requests that the Commission impose the conditions contained in New York Dock Ry. - Control - Brooklyn Eastern Dist. 360 I.C.C. 60 (1979) and require NYCH to grant first preference to NYD and Brooklyn Eastern District Terminal employees. Under 49 U.S.C. 10505(g) we cannot relieve a carrier of its obligation to protect employees. The imposition of employee protective conditions in proceedings under 49 U.S.C. 10901 is discretionary. No need has been shown for their imposition.4/
         Our initial review of the proposal indicates that the exemptions will not affect either the quality of the human environment or energy consumption.
         It is ordered:
1. New York Cross Harbor Railroad Terminal Corp. is exempted from the requirements of 49 U.S.C. 10901 to conduct the described terminal railroad operations in the New York, NY area.
2. NYCH's issuance of securities under the described agreements are exempted from the requirements of 49 U.S.C. 11301.
3. Northbrook Leasing's acquisition Of the described line is exempted from the requirements of 49 U.S.C. Subtitle IV.
4.     Docket No. AB-219 (Sub-No. 2) New York Dock Railway--Abandonment --
Kings County.  NY, is dismissed.



4/ The remaining exemptions do not involve any action for which labor protection is required.

5. NYCH's petitions for waiver filed May 3, 1983 and June 3, 1983 are dismissed.

6.     Notice shall be published in the Federal Register.

7.     The parties shall notify the Commission within 30 days of consummation.

8.     These exemptions shall be effective on July 18, 1983.

9.     Petitions to reopen must be filed by August 8. 1983.

       By the Commission, Division 1, Commissioners Andre, Taylor, and Sterrett. Commissioner Taylor is assigned to this Division for the purpose of resolving tie votes. Since there was no tie in this matter, Commissioner Taylor did not participate.

                                               Agatha L. Mergenovich
(SEAL)                                             Secretary








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